Exhibit 99.1

ISBA Announces Second Quarter 2012 Earnings

Mt. Pleasant, Michigan, August 2, 2012- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s net income for second quarter 2012 was $3.0 million, a 12.43% increase over the same period in 2011. The Corporation paid a $0.20 per share cash dividend in the second quarter of 2012. Based on the Corporation’s average stock price of $24.82 for the month of June 2012, the annualized cash dividend yield was 3.22%.

The Corporation’s net income for the first six months of 2012 was $6.23 million, a $1.25 million or 25.10% increase over the same period in 2011. This increase was primarily the result of strategic restructuring of the investment securities and borrowings in the first quarter and a significant increase in the gains on sale of long term fixed rate residential mortgages on the secondary market. On June 30, 2012, the Corporation’s total assets were $1.38 billion, and assets under management—which included loans sold and serviced, and assets managed by the Corporation’s Investment and Trust Services Department of $620 million—were $2.0 billion.

The Corporation’s loan quality remains strong as evidenced by its low percentage of loans classified as “nonperforming.” As of June 30, 2012, the ratio of “nonperforming” loans to total loans for the Corporation was 0.86%. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 3.05% as of March 31, 2012 (peer group ratios are not yet available for June 30, 2012). In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 14.44% at June 30, 2012 is considered to be exceptionally sound when compared to the 10.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investor Relations Tab.